UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-123319

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134613

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-142338

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-152412

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158817

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167484

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174696

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179926

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

SEABRIGHT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2393241
(State or other jurisdiction of incorporation or incorporation)	(IRS Employer Identification No.)

1501 4th Avenue, Suite 2600 Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

SeaBright Insurance Holdings, Inc. 2005 Long-Term Equity Incentive Plan

SeaBright Insurance Holdings, Inc. Amended and Restated 2003 Stock Option Plan

SeaBright Insurance Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan

SeaBright Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan

(Full title of the plan)

Philip Romney

1501 4th Avenue, Suite 2600

Seattle, Washington 98101

(Name and address of agent for service)

206-269-8500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

SeaBright Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to deregister all of the shares of common stock, par value $0.01 per share (the “Shares”), of the Company not yet issued under the SeaBright Insurance Holdings, Inc. 2005 Long-Term Equity Incentive Plan, SeaBright Insurance Holdings, Inc. Amended and Restated 2003 Stock Option Plan, SeaBright Insurance Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan and SeaBright Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan that were previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-123319) filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 registering 1,824,213 Shares;

•	Registration Statement on Form S-8 (File No. 333-134613) filed with the SEC on May 31, 2006 registering 328,223 Shares;

•

Registration Statement on Form S-8 (File No. 333-142338) filed with the SEC on April 24, 2007, as amended by Post-Effective Amendment No. 1 filed with the SEC on April 27, 2009, registering 411,068 Shares;

•

Registration Statement on Form S-8 (File No. 333-152412) filed with the SEC on July 18, 2008, as amended by Post-Effective Amendment No. 1 filed with the SEC on April 27, 2009, registering 416,622 Shares;

•	Registration Statement on Form S-8 (File No. 333-158817) filed with the SEC on April 27, 2009 registering 427,857 Shares;

•	Registration Statement on Form S-8 (File No. 333-167484) filed with the SEC on June 11, 2010 registering 433,516 Shares;

•	Registration Statement on Form S-8 (File No. 333-174696) filed with the SEC on June 3, 2011, registering 440,509 Shares; and

•	Registration Statement on Form S-8 (File No. 333-179926) filed with the SEC on March 6, 2012 registering 446,555 Shares.

On February 7, 2013, pursuant to an Agreement and Plan of Merger, dated as of August 27, 2012, by and among Enstar Group Limited, a Bermuda exempted company (“Enstar”), AML Acquisition, Corp., a Delaware corporation and indirect wholly owned subsidiary of Enstar (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly owned subsidiary of Enstar. As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statements by deregistering all Shares that were registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certified that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Petersburg, state of Florida, on February 19, 2013.

SEABRIGHT HOLDINGS, INC.
By:	/s/ Karl J. Wall
Name:	Karl J. Wall
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933 as amended.